Exhibit 99.1

FOR IMMEDIATE RELEASE
Stuart McElhinney, Vice President - Investor Relations
310.255.7751 smcelhinney@douglasemmett.com

Douglas Emmett and QIA
Acquire The Glendon

SANTA MONICA - July 1, 2019 - Douglas Emmett, Inc. (NYSE:DEI), a real estate investment trust (REIT), announced the contribution of The Glendon, a residential community in Westwood with 350 apartments and approximately 50,000 square feet of retail, to an existing consolidated joint venture. Douglas Emmett recently acquired the property for $365 million. A portion of the purchase price was provided by a $160 million secured, non-recourse interest only loan that matures in June 2029 and bears interest at Libor plus 0.98%, fixed for 8 years at 3.25%.

The property will be held by an existing consolidated joint venture with institutional investors, including Qatar Investment Authority (QIA). The same consolidated joint venture also owns five Class A office properties in Santa Monica, Brentwood, and Beverly Hills. Douglas Emmett provided 20% of the equity capital and manages the joint venture.

Douglas Emmett now owns 11 premier apartment communities in Los Angeles and Honolulu comprising over 4,000 units, and has a development pipeline of approximately 850 additional units. Douglas Emmett’s total office portfolio consists of 72 properties totaling approximately 18.4 million square feet.

About Douglas Emmett, Inc.
Douglas Emmett, Inc. (DEI) is a fully integrated, self-administered and self-managed real estate investment trust (REIT), and one of the largest owners and operators of high-quality office and multifamily properties located in the premier coastal submarkets of Los Angeles and Honolulu.  Douglas Emmett focuses on owning and acquiring a substantial share of top-tier office properties and premier multifamily communities in neighborhoods that possess significant supply constraints, high-end executive housing and key lifestyle amenities.  For more information about Douglas Emmett, please visit our website at www.douglasemmett.com.

About Qatar Investment Authority (QIA)
Qatar Investment Authority is a leading Sovereign Wealth Fund in the world that offers economic strength for the future generations of Qatar. We are a major contributor to realizing the Qatar National Vision of 2030, by seeking to diversify and maximize long-term investments and sustainable growth. With our global and stakeholders commitment, our employees, nationals and internationals, we operate at the highest financial standards and investment principles. Our investments are socially, economically, and environmentally responsible, that looks beyond short-term returns, as we pursue a broader, innovative, and balanced development. www.qia.qa

Safe Harbor Statement
Except for the historical facts, the statements in this press release are forward-looking statements based on the beliefs of, assumptions made by, and information currently available to us about known and unknown risks, trends, uncertainties and factors that are beyond our control or ability to predict. Although we believe that our assumptions are reasonable, they are not guarantees of future performance and some will inevitably prove to be incorrect. As a result, our actual future results can be expected to differ from our expectations, and those differences may be material. Accordingly, investors should use caution in relying on forward-looking statements to anticipate future results or trends. For a discussion of some of the risks and uncertainties that could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” in our Annual Report on Form 10-K filed with the U.S. Securities and Exchange Commission.

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